EXHIBIT 5.1

April 25, 2022

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

Re: EnergieInvesting.com, Inc., a Florida corporation; Registration Statement on Form S-1

Ladies & Gentlemen:

I have acted as special counsel to EnergieInvesting.com, Inc., a Florida corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (“Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”), of the offer and sale of up to 492,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) by the Selling Shareholders identified in the Registration Statement.

As the basis for the opinion hereinafter expressed, I have examined such statutes, including the Florida Statutes, as amended (“FS”), regulations, corporate records, and documents, including the Company’s Articles of Incorporation and Bylaws, certain resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Common Stock, and other instruments and documents as I have deemed necessary or advisable for the purposes of this opinion.

In making my examination, I have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to me as originals, and (iv) the conformity to the original documents of all documents submitted to me as certified, conformed, or photostatic copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the shares of the Common Stock are duly authorized, validly issued, fully paid and non-assessable.

I express no opinion on the laws of any jurisdiction other than the Federal Securities Laws and the FS, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations.

I hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Interests of Named Experts and Counsel” in the prospectus which is a part of the Registration Statement. In giving such consent I do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the Common Stock.

Sincerely,

Easler Law PLLC

By: /s/ Andrew Easler

Andrew Easler

Date: April 25, 2022